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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES EARNINGS FOR THE THIRD FISCAL QUARTER & THE NINE-MONTH PERIOD

Red Bank, N.J. August 14, 2006 -- North European Oil Royalty Trust (NYSE-NRT) announced that Trust net income for its third fiscal quarter ended July 31, 2006 was $7,140,701, an increase of 36.8% from the prior year's equivalent period. Net income for the nine-month period ended July 31, 2006 was $23,147,752, an increase of 43% from the prior year's equivalent period. Cumulative distributions for the twelve-month period including the quarter just ended totaled $2.92 per unit.

The significantly higher average gas prices under both higher and lower royalty rate agreements are the primary reason behind the significant increase in royalty income for the quarter. The higher gas prices along with higher overall gas sales and higher average exchange rates more than offset the decline in gas sales under the higher royalty agreement covering western Oldenburg.


                    NORTH EUROPEAN OIL ROYALTY TRUST - (Unaudited)
                    ----------------------------------------------

Quarter Ended                         7/31/06                 7/31/05
-------------                      -----------             -----------

German Royalties Received          $ 7,312,458             $ 5,419,524
Net Income                           7,140,701               5,219,675
Net Income Per Unit                   $ 0.78                  $ 0.57
Distributions Per Unit                $ 0.77                  $ 0.57

Nine Months Ended                     7/31/06                 7/31/05
-----------------                  -----------             -----------

German Royalties Received          $23,794,149             $16,906,627
Net Income                          23,147,752              16,192,184
Net Income Per Unit                   $ 2.52                  $ 1.77
Distributions Per Unit                $ 2.50                  $ 1.80


The average price for gas sold under the lower royalty rate agreement increased by 43.9% from 1.5216 Euro cents per Kilowatt hour ("Ecents/Kwh") to 2.1900 Ecents/Kwh. Overall gas sales under the same agreement increased by 1.6% from 41.909 billion cubic feet ("Bcf") to 42.563 Bcf. The average price for gas sold under the higher royalty rate agreement increased 38.5% from 1.4738 Ecents/Kwh to 2.0417 Ecents/Kwh. Gas sales under the same agreement declined by 3.9% from 18.325 Bcf to 17.613 Bcf. Based on the transfer from Germany of royalties received under the higher and lower royalty rate agreements, the average value of the Euro for the quarter just ended increased 4.8% and 2.9%, respectively, to a dollar equivalent of $1.2631 and $1.2615, respectively. Using the average value for the Euro to convert German gas prices into more familiar terms yields average gas prices for the higher and lower royalty rate areas respectively of $7.42 and $7.75 per Mcf.


Compared to the prior year, Trust expenses for the third quarter of fiscal 2006 increased 2.6% to $225,639. Trust expenses for the nine-month period were virtually unchanged when compared to the prior year's equivalent period, rising less than 1% to $754,975.

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com, website: www.NEORT.com.